Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Names Former Recon Optical CEO, J. Michael

Johnson, as Interim President of Mercury Federal Systems

CHELMSFORD, Mass., September 8, 2009/PRNewswire-FirstCall/ — Mercury Computer Systems, Inc. (NASDAQ: MRCY) (www.mc.com), a leading provider of embedded computing systems and software for image, sensor, and signal processing applications, today announced the appointment of Rear Admiral (retired) J. Michael Johnson, the former President and CEO of Recon Optical, Inc., as interim president of its subsidiary, Mercury Federal Systems, Inc. (MFS). Mr. Johnson, a current member of the MFS Board of Directors, will assume the role of President on an interim basis as Mercury searches for a replacement for outgoing MFS President, Terry Ryan, who separately today announced his plans to join ManTech International Corporation.

Mr. Johnson will report to Mercury Computer Systems President and CEO, Mark Aslett, and will continue to build the Company’s presence in the U.S. defense electronics market. MFS provides system architecture consultation, design, analysis, integration, and software engineering services that enable clients to deploy edge computational capabilities on an accelerated time cycle. MFS specializes in rapidly deploying commercial-item and open-system solutions for C4ISR (command, control, communications, computers, intelligence, surveillance, and reconnaissance) and homeland security applications. In Fiscal Year 2009, MFS posted revenues of $5.7 million and bookings of $11.9 million.

“We are very fortunate to have someone with Mike’s military and business leadership experience available to step in and run our growing federal business,” said Mark Aslett, President and CEO, Mercury Computer Systems. “We appreciate Terry’s efforts and achievements in building MFS over these past few years and wish him well in his new role. With Mike’s involvement on the MFS Board, he is up to speed on our strategies and plans to grow the business, and as a result, we can ensure a seamless transition as we seek a new leader to build on our presence in the federal marketplace.”

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820

U.S.A.978-256-1300  •  Fax 978-256-3599  •  www.mc.com

Mercury Computer Systems Names Former Recon Optical CEO, J. Michael Johnson, as Interim President of Mercury Federal Systems, Page 2

Mr. Johnson retired from the U.S. Navy in September 2001 as a two-star Rear Admiral, after serving for 33 years. As a highly decorated combat veteran, Mr. Johnson flew almost every tactical aircraft in the Navy, and was intimately involved in all aspects of intelligence, reconnaissance, and surveillance. In 2008, he retired from his position as President and CEO of Recon Optical, Inc., the world’s oldest continuously operating aerial reconnaissance company, which he led for seven years. In addition to his work as an MFS Director, Mr. Johnson is also currently a member of the Board of Directors of the Greater Jacksonville USO Council, the Board of Advisors of QuickSet International, a Moog subsidiary, and the World Affairs Council. Mr. Johnson earned a B.A. degree from the College of William and Mary, and is a graduate of the Armed Forces Staff College.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation™

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) provides embedded computing systems and software that combine image, signal, and sensor processing with information management for data-intensive applications. With deep expertise in optimizing algorithms and software and in leveraging industry-standard technologies, we work closely with customers to architect comprehensive, purpose-built solutions that capture, process, and present data for defense electronics, homeland security, and other computationally challenging commercial markets. Our dedication to performance excellence and collaborative innovation continues a 25-year history in enabling customers to gain the competitive advantage they need to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the transition in leadership at the Company’s Mercury Federal Systems, Inc. subsidiary. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geo-political unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or dispositions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company cautions

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820

U.S.A.978-256-1300  •  Fax 978-256-3599  •  www.mc.com

Mercury Computer Systems Names Former Recon Optical CEO, J. Michael Johnson, as Interim President of Mercury Federal Systems, Page 3

readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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Contact:

Robert Hult, CFO, Mercury Computer Systems, Inc.

978-967-1990

Challenges Drive Innovation is a trademark of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820

U.S.A.978-256-1300  •  Fax 978-256-3599  •  www.mc.com